EXHIBIT 10.46

Loan No.  RIA475T03A

MULTIPLE ADVANCE TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 27, 2005, (the “MLA”), is entered into as of November 7, 2006, between CoBANK, ACB (“CoBank”) and DAKOTA FUELS, INC., Aberdeen, South Dakota (the “Company”), and amends and restates the Supplement dated October 27, 2005 and numbered RIA475T03.

SECTION 1.  The Term Loan Commitment.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed $35,250,000.00 (the “Commitment”).  Under the Commitment, amounts borrowed and later repaid may not be reborrowed.

SECTION 2.  Purpose.  The purpose of the Commitment is to fund advances by the Company to Heartland Grain Fuels, LP (“Heartland”) under the Multiple Advance Term Loan Supplement between the Company and Heartland dated as of November 7, 2006 and numbered RIA475T03A-HGF.  The Commitment shall be used for no other purpose.

SECTION 3.  Term.  The term of the Commitment shall be from the date hereof, up to and including January 20, 2008, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.  Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)          CoBank Base Rate.  At a rate per annum equal at all times to 1/4 of 1% above the rate of interest established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate.  The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.

(B)          Quoted Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 10.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options.  Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option provided for above unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.  Promissory Note.  The Company promises to repay the loans on January 20, 2008.  If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next day on which CoBank is open for business.  In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

In addition to the above, it is agreed that, in the event Heartland makes any prepayment under Multiple Advance Term Loan Supplement RIA475T03A-HGF, the Company shall simultaneously make a prepayment hereunder in the same amount, which prepayment shall be subject to any applicable Broken Funding Surcharge under the MLA.

SECTION 6.  Prepayment.  Subject to the broken funding surcharge provision of the MLA, the Company may on one Business Day’s prior written notice prepay all or any portion of the loan(s).  Unless otherwise agreed by CoBank, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

SECTION 7.  Amendment Fee.  In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $35,000.00.

SECTION 8.  Additional Conditions.  Any further advances under this Supplement shall be conditional upon receipt by CoBank, all in a form and content acceptable to CoBank, of the following:

(a)           An updated guarantee of payment (“Guarantee”) from Heartland Grain Fuels, LP (“Guarantor”) guaranteeing all of the Company’s obligations to CoBank.

(b)           An updated opinion of Guarantor’s counsel confirming that the Guarantee has been duly authorized and executed and is enforceable in accordance with its terms.

(c)           Evidence satisfactory to CoBank that the disclosure by Heartland Producers, LLC to its owners will incorporate the additional debt being incurred by the Guarantor in connection with the proposed vote on the acquisition of Guarantor, and upon preparation of such disclosure a copy will be provided to CoBank.  The Company acknowledges and agrees that it shall be a default under this Supplement if such disclosure is not provided in the preceding sentence.

(d)           Evidence satisfactory to CoBank that any funds advanced by the Company to Guarantor and placed into escrow in connection with the proposed acquisition of Guarantor will not be released from escrow until the original executed promissory note of the acquirer to Guarantor has been delivered to CoBank as collateral security for the Guarantee, which promissory note shall state that any default by the Guarantor on its obligations to CoBank shall be a default under the promissory note.  The Company acknowledges and agrees that it shall be a default under this Supplement if such promissory note is not delivered to CoBank prior to, or simultaneously with, the release of such funds from escrow.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB	DAKOTA FUELS, INC.

By: /s/ Pat Schulz	By: /s/ Bill Paulsen

Title: Assistant Corporate Secretary	Title: Treasurer